EXHIBIT 3.4
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                         CERTIFICATE OF AMENDMENT TO THE
               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
            SERIES D 5% CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                     VASCO DATA SECURITY INTERNATIONAL, INC.

                  VASCO Data Security International, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

                  FIRST: That the board of directors of the Corporation (the "Board"), by unanimous written consent filed with the minutes of proceedings of the Board, duly adopted a resolution declaring advisable the amendment of the Certificate of Designations, Rights and Preferences (the "Certificate") of the Series D 5% Cumulative Convertible Voting Preferred Stock of the Corporation (the "Preferred Stock"), and submitting the same to the record holders of the Preferred Stock for approval. The resolution setting forth the proposed amendment is as follows:

                           RESOLVED, that Section II.A of the Certificate of
                  Designations, Rights and Preferences of the Series D 5% Cumulative Convertible Voting Preferred Stock be, and it hereby is, deleted in its entirety and amended and restated as follows:

                           "II.A General. Except as otherwise provided herein or
                  by law, the Holders shall have full voting rights and powers, subject to the Beneficial Ownership Cap and the Nasdaq Cap (as defined in Section V.F), equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each Holder shall be entitled to a number of votes, subject to the Beneficial Ownership Cap and the Nasdaq Cap, equal to the product of: (1) the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the taking of a vote at the then current Conversion Value (as hereinafter defined), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed; and (2) 0.6826. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward), subject to the Beneficial Ownership Cap and the Nasdaq Cap.
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                  SECOND: That the holders of at least a majority of the
outstanding shares of Preferred Stock have duly consented in writing to the aforesaid amendment in accordance with the provisions of ss. 228 of the DGCL and
Section II.B.2 of the Certificate.

                  THIRD: That the amendment was duly adopted in accordance with the provisions ofss.242 of the DGCL.


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


                  IN WITNESS WHEREOF, VASCO Data Security International, Inc. has caused this certificate to be signed by T. Kendall Hunt, its Chairman and Chief Executive Officer, this 17th day of October, 2003.


                                 VASCO DATA SECURITY INTERNATIONAL, INC.


                                 By: /s/ T. Kendall Hunt
                                     -------------------------------------------
                                     Name: T. Kendall Hunt
                                     Title: Chairman and Chief Executive Officer


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